CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated December 17, 2019, relating to the financial statements and financial highlights, which appear in T. Rowe Price International Equity Index Fund’s (constituting T. Rowe Price International Index Fund, Inc.) Annual Reports on Form N-CSR for the year ended October 31, 2019. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", and "Fund Service Providers" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

October 27, 2020